Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the inclusion in this Amendment No. 2 to the Registration Statement on Form F-1 of ReTo Eco Solutions Inc., (the “Company”) of our report dated May 14, 2021, with respect to the consolidated balance sheets of the Company as of December 31, 2020, and the related consolidated statements of operations and comprehensive income, changes in equity and cash flows for the year ended December 31, 2020, which contained an uncertainty about the Company’s ability to continue as a going concern, included in this Amendment No.2 to the Registration Statement. We also consent to the reference to our firm under the heading “Experts” in such Registration Statement.

/s/ YCM CPA, Inc.

Irvine, California

November 5, 2021